FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Announces Third Quarter 2024 Results
Raising 2024 Adjusted EBITDA Guidance after Delivering Q3 Net Income of $7.5 million and Record Quarterly Adjusted EBITDA of $17.3 million
WARRENDALE, PA – November 5, 2024 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter ended September 30, 2024.
2024 Third Quarter Financial Overview Compared to 2023 Third Quarter
•Owner Direct Relationships (“ODR”) revenue increased 41.3%, or $27.2 million, to $93.0 million accounting for 69.4% of total revenue.
•Total revenue was $133.9 million, an increase of 4.8% from $127.8 million.
•Total gross profit was $36.1 million, an increase of 15.6% from $31.2 million.
•ODR gross profit accounted for $29.6 million, or 82.1%, of total gross profit.
•Net income of $7.5 million, or $0.62 per diluted share, compared to net income of $7.2 million, or $0.61 per diluted share.
•Adjusted EBITDA of $17.3 million, up 27.2% from $13.6 million.
•Net cash provided by operating activities of $4.9 million compared to $17.2 million.
Management Comments
“In the third quarter, we continued to execute the three pillars of our strategy with each pillar contributing to our EBITDA growth and gross margin expansion,” said Michael McCann, President and Chief Executive Officer of Limbach Holdings. “Our results are a direct outcome of executing our plan to shift our business to working directly for building owners on existing facilities, evolving our service offerings and scaling through acquisitions.
“We are seeing durable customer demand for our value-added solutions and achieving organic growth by focusing on deeper penetration with existing customers. Demand in all verticals has been strong, and we believe the long-term growth potential of data centers is set to play an increasingly important role for demand.
“Our recent acquisition of Kent Island Mechanical increased market share within the Greater Washington, D.C. metro region. We immediately began integrating Kent Island on to the Limbach platform to expand our capabilities, gain efficiencies and add new customers to our existing ODR business. We’re pleased with the initial progress and anticipate making additional acquisitions at a pace of about two to three per year from our strong pipeline of potential targets.
“We are quickly approaching our ODR and GCR target revenue mix of 65% to 70% ODR for 2024, and in 2025 we expect to see growth in our top line, total consolidated revenue.”

The following are results for the three months ended September 30, 2024 compared to the three months ended September 30, 2023:
•Total revenue was $133.9 million, an increase of 4.8% from $127.8 million. ODR segment revenue of $93.0 million increased by $27.2 million, or 41.3%, while GCR revenue decreased by $21.0 million, or 33.9%. The increase in period-over-period ODR segment revenue was primarily due to the Company's continued focus on accelerating the growth of its ODR business and as a result of the Industrial Air transaction. Industrial Air was not an acquired entity for the three months ended September 30, 2023. The decrease in period-over-period GCR segment revenue was primarily due to the Company’s continued focus on the execution of its mix-shift strategy to the ODR segment.

•Total gross profit was $36.1 million, compared to $31.2 million. ODR gross profit increased $10.4 million, or 53.8%, due to the combination of an increase in revenue and higher segment margins of 31.9% versus 29.3% driven by contract mix. GCR gross profit decreased $5.5 million, or 46.0%, primarily due to lower revenue and lower margins of 15.8% compared to 19.3% in the prior period. The total gross profit percentage increased from 24.5% to 27.0%, mainly driven by the mix of higher margin ODR segment work, the Company continuing to being more selective when pursuing GCR work, and the Industrial Air transaction.
•Selling, general and administrative (“SG&A”) expenses increased by approximately $2.8 million, to $23.7 million, compared to $21.0 million. The increase in SG&A expense was primarily due to $1.0 million of SG&A expenses incurred within the Industrial Air entity that was not an acquired entity of the Company during the three months ended September 30, 2023, a $1.1 million increase in payroll related expenses, a $0.5 million increase in stock-based compensation expenses and a $0.4 million increase in professional services fees. As a percent of revenue, SG&A expenses were 17.7%, up from 16.4% in the prior period.
•Interest expense was relatively flat at $0.5 million during the current quarter compared to $0.4 million.
•Interest income was $0.6 million during the current quarter compared to $0.4 million. This increase was due to the Company's timing and amounts of investments in overnight repurchase agreements, U.S. Treasury Bills, and money market funds period-over-period.
•Net income was $7.5 million compared to $7.2 million, an increase of 4.1%. Diluted earnings per share was $0.62 as compared to $0.61 in the prior period. Adjusted EBITDA was $17.3 million compared to $13.6 million in the prior period, an increase of 27.2%.
•Net cash provided by operating activities of $4.9 million compared to $17.2 million in the prior period primarily due to changes in working capital.
Balance Sheet
At September 30, 2024, cash and cash equivalents were $51.2 million. Current assets were $217.1 million and current liabilities were $138.2 million at September 30, 2024, representing a current ratio of 1.57x compared to 1.50x at December 31, 2023. Working capital was $78.9 million at September 30, 2024, an increase of $7.1 million from December 31, 2023. At September 30, 2024, we had $10.0 million in borrowings against our revolving credit facility and $4.3 million for standby letters of credit.
2024 Guidance
We are updating our guidance for FY 2024 as follows:

	Current	Previous
Revenue	$520 million - $540 million	$515 million - $535 million
Adjusted EBITDA	$60 million - $63 million	$55 million - $58 million
With respect to projected 2024 Adjusted EBITDA guidance and Adjusted EBITDA Margin, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items, which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on future financial results.
Conference Call Details

Date:	Wednesday, November 6, 2024
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-6176
International callers:	+1 (201) 689-8451
Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=O8Y8RPcV. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is a building systems solution firm that partners with building owners and facilities managers who have mission critical mechanical (heating, ventilation and air conditioning), electrical and plumbing infrastructure. We strive to be an indispensable partner to our customers by providing services that are essential to the operation of their businesses. We work with building owners primarily in six vertical markets: healthcare, industrial and manufacturing, data centers, life science, higher education, and cultural and entertainment. We have more than 1,300 team members in 19 offices across the eastern United States. Our team members uniquely combine engineering expertise with field installation skills to provide custom solutions that leverage our full life-cycle capabilities, which allows us to address both the operational and capital projects needs of our customers.
Additional Information
Investors and others should note that Limbach announces material financial information to its investors using its investor relations website, U.S. Securities and Exchange Commission filings, press releases, public conference calls/videos, and webcasts. Limbach uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s services and other Company information. It is possible that the information that Limbach posts on social media could be deemed to be material information. Therefore, Limbach encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Limbach’s investor relations website.
Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target,” “goal,” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties, which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations

Financial Profiles, Inc.
Julie Kegley
LMB@finprofiles.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2024	2023	2024	2023
Revenue	$133,920	$127,768	$375,131	$373,659
Cost of revenue	97,806	96,524	274,421	287,675
Gross profit	36,114	31,244	100,710	85,984
Operating expenses:
Selling, general and administrative	23,748	20,967	69,800	62,433
Change in fair value of contingent consideration	610	161	2,344	464
Amortization of intangibles	868	288	2,956	1,054
Total operating expenses	25,226	21,416	75,100	63,951
Operating income	10,888	9,828	25,610	22,033
Other (expenses) income:
Interest expense	(468)	(437)	(1,375)	(1,615)
Interest income	626	377	1,734	624
Gain on disposition of property and equipment	99	68	656	28
Loss on early debt extinguishment	—	—	—	(311)
(Loss) gain on change in fair value of interest rate swap	(267)	116	(130)	153
Total other (expenses) income	(10)	124	885	(1,121)
Income before income taxes	10,878	9,952	26,495	20,912
Income tax provision	3,394	2,760	5,462	5,407
Net income	$7,484	$7,192	$21,033	$15,505

Earnings Per Share (“EPS”)
Earnings per common share:
Basic	$0.66	$0.66	$1.87	$1.45
Diluted	$0.62	$0.61	$1.75	$1.33
Weighted average number of shares outstanding:
Basic	11,272,798	10,962,622	11,233,847	10,695,973
Diluted	12,027,021	11,789,137	11,998,750	11,671,819

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$51,163	$59,833
Restricted cash	65	65
Accounts receivable (net of allowance for credit losses of $425 and $292 as of September 30, 2024 and December 31, 2023, respectively)	101,014	97,755
Contract assets	56,937	51,690
Other current assets	7,965	7,657
Total current assets	217,144	217,000

Property and equipment, net	25,088	20,830
Intangible assets, net	32,830	24,999
Goodwill	21,246	16,374
Operating lease right-of-use assets	22,312	19,727
Deferred tax asset	5,618	5,179
Other assets	179	330
Total assets	$324,417	$304,439

LIABILITIES
Current liabilities:
Current portion of long-term debt	$2,626	$2,680
Current operating lease liabilities	3,964	3,627
Accounts payable, including retainage	51,776	65,268
Contract liabilities	46,997	42,160
Accrued income taxes	1,758	446
Accrued expenses and other current liabilities	31,084	30,967
Total current liabilities	138,205	145,148
Long-term debt	20,497	19,631
Long-term operating lease liabilities	18,569	16,037
Other long-term liabilities	4,947	2,708
Total liabilities	182,218	183,524

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 11,452,753 and 11,183,076, respectively, and 11,273,101 and 11,003,424 outstanding, respectively	1	1
Additional paid-in capital	92,779	92,528
Treasury stock, at cost (179,652 shares at both period ends)	(2,000)	(2,000)
Retained earnings	51,419	30,386
Total stockholders’ equity	142,199	120,915
Total liabilities and stockholders’ equity	$324,417	$304,439

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2024	2023
Cash flows from operating activities:
Net income	$21,033	$15,505
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8,261	5,751
Provision for credit losses	159	186
Stock-based compensation expense	4,323	3,374
Noncash operating lease expense	3,092	2,843
Amortization of debt issuance costs	32	69
Deferred income tax provision	(439)	(1)
Gain on sale of property and equipment	(656)	(28)
Loss on change in fair value of contingent consideration	2,344	464
Loss on early debt extinguishment	—	311
Gain on change in fair value of interest rate swap	130	(153)
Changes in operating assets and liabilities:
Accounts receivable	4,283	21,896
Contract assets	(1,115)	14,014
Other current assets	(395)	(1,459)
Accounts payable, including retainage	(18,418)	(18,703)
Prepaid income taxes	—	95
Accrued taxes payable	1,311	(1,386)
Contract liabilities	10	2,312
Operating lease liabilities	(2,895)	(2,803)
Accrued expenses and other current liabilities	(1,446)	1,997
Payment of contingent consideration liability in excess of acquisition-date fair value	(2,175)	(1,224)
Other long-term liabilities	55	400
Net cash provided by operating activities	17,494	43,460
Cash flows from investing activities:
Kent Island Transaction, net of cash acquired	(12,716)	—
ACME Transaction, net of cash acquired	—	(4,883)
Proceeds from sale of property and equipment	1,171	370
Advances from joint ventures	7	—
Purchase of property and equipment	(6,187)	(1,720)
Net cash used in investing activities	(17,725)	(6,233)
Cash flows from financing activities:
Payments on A&R Wintrust Term Loans	—	(21,452)
Proceeds from Wintrust Revolving Loan	—	10,000
Payment of contingent consideration liability up to acquisition-date fair value	(1,325)	(1,776)
Payments on finance leases	(2,296)	(1,991)
Payments of debt issuance costs	—	(50)

Taxes paid related to net-share settlement of equity awards	(5,187)	(847)
Proceeds from contributions to Employee Stock Purchase Plan	369	313
Net cash used in financing activities	(8,439)	(15,803)
(Decrease) increase in cash, cash equivalents and restricted cash	(8,670)	21,424
Cash, cash equivalents and restricted cash, beginning of period	59,898	36,114
Cash, cash equivalents and restricted cash, end of period	$51,228	$57,538
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Earnout liability associated with the Kent Island Transaction	$4,381	$—
Earnout liability associated with the ACME Transaction	—	1,121
Right of use assets obtained in exchange for new operating lease liabilities	$4,776	$1,043
Right of use assets obtained in exchange for new finance lease liabilities	3,095	4,062
Right of use assets disposed or adjusted modifying operating lease liabilities	988	(643)
Right of use assets disposed or adjusted modifying finance lease liabilities	—	(77)
Interest paid	1,413	1,482
Cash paid for income taxes	$4,700	$6,718

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended September 30,				Increase/(Decrease)
(in thousands, except for percentages)	2024		2023		$	%
Statement of Operations Data:
Revenue:
ODR	$93,007	69.4%	$65,832	51.5%	$27,175	41.3%
GCR	40,913	30.6%	61,936	48.5%	(21,023)	(33.9)%
Total revenue	133,920	100.0%	127,768	100.0%	6,152	4.8%

Gross profit:
ODR(1)	29,647	31.9%	19,274	29.3%	10,373	53.8%
GCR(2)	6,467	15.8%	11,970	19.3%	(5,503)	(46.0)%
Total gross profit	36,114	27.0%	31,244	24.5%	4,870	15.6%

Selling, general and administrative(3)	23,748	17.7%	20,967	16.4%	2,781	13.3%
Change in fair value of contingent consideration	610	0.5%	161	0.1%	449	278.9%
Amortization of intangibles	868	0.6%	288	0.2%	580	201.4%
Total operating income	$10,888	8.1%	$9,828	7.7%	$1,060	10.8%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $1.6 million and $1.1 million of stock-based compensation expense for the three months ended September 30, 2024 and 2023, respectively.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Nine Months Ended September 30,				Increase/(Decrease)
(in thousands, except for percentages)	2024		2023		$	%
Statement of Operations Data:
Revenue:
ODR	$250,017	66.6%	$183,330	49.1%	$66,687	36.4%
GCR	125,114	33.4%	190,329	50.9%	(65,215)	(34.3)%
Total revenue	375,131	100.0%	373,659	100.0%	1,472	0.4%

Gross profit:
ODR(1)	77,170	30.9%	52,424	28.6%	24,746	47.2%
GCR(2)	23,540	18.8%	33,560	17.6%	(10,020)	(29.9)%
Total gross profit	100,710	26.8%	85,984	23.0%	14,726	17.1%

Selling, general and administrative(3)	69,800	18.6%	62,433	16.7%	7,367	11.8%
Change in fair value of contingent consideration	2,344	0.6%	464	0.1%	1,880	405.2%
Amortization of intangibles	2,956	0.8%	1,054	0.3%	1,902	180.5%
Total operating income	$25,610	6.8%	$22,033	5.9%	$3,577	16.2%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $4.3 million and $3.4 million of stock-based compensation expense for the nine months ended September 30, 2024 and 2023, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measures are Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. We believe that Adjusted EBITDA and Adjusted EBITDA Margin are meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA and Adjusted EBITDA Margin. Our calculation of Adjusted EBITDA and Adjusted EBITDA Margin, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA and Adjusted EBITDA Margin cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Net income	$7,484	$7,192	$21,033	$15,505

Adjustments:
Depreciation and amortization	2,741	1,892	8,261	5,751
Interest expense	468	437	1,375	1,615
Interest income	(626)	(377)	(1,734)	(624)
Non-cash stock-based compensation expense	1,603	1,140	4,323	3,374
Loss on early debt extinguishment	—	—	—	311
Change in fair value of interest rate swap	267	(116)	130	(153)
CEO transition costs	—	—	—	958
Income tax provision	3,394	2,760	5,462	5,407
Acquisition and other transaction costs	826	225	877	524
Change in fair value of contingent consideration	610	161	2,344	464
Restructuring costs(1)	565	317	827	1,089
Adjusted EBITDA	$17,332	$13,631	$42,898	$34,221

Revenue	$133,920	$127,768	$375,131	$373,659
Adjusted EBITDA Margin	12.9%	10.7%	11.4%	9.2%
(1)For the three and nine months ended September 30, 2024 and 2023, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.